EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES TO BECOME

FIRST MAJOR U.S. AIRLINE TO ORDER THE BOEING 7E7

Also announces plans to lease additional Boeing 757-300s starting in 2005 and accelerates deliveries of 737-800s into 2006

HOUSTON, Dec. 29, 2004 - Continental Airlines (NYSE: CAL) today announced that it has reached agreement with Boeing to become the first major U.S. airline to order the Boeing 7E7 aircraft, with the first 7E7 to be delivered in 2009. The company's initial 7E7 order is for 10 aircraft.

In addition, Continental has agreed to lease eight 757-300 aircraft from Boeing. The 757-300 aircraft will be delivered to Continental beginning in July 2005. Continental has also agreed to accelerate into 2006 the delivery of six Boeing 737-800 aircraft that were previously scheduled to be delivered in 2008. Boeing has agreed to provide backstop lease financing for the 737 aircraft.

"The 7E7 will be an important part of our international growth strategy," said Gordon Bethune, Continental's chairman and CEO. "With it we can continue to differentiate our award winning service and our consistently growing international network."

"The 7E7 is the widebody of the future for Continental and will provide the platform for our long-term international growth," said Larry Kellner, Continental's president and COO. "Leasing these additional 757 and 737 aircraft will be another step in outdistancing our competitors in this rapidly changing environment."

The agreement with Boeing for the 10 7E7 aircraft, the eight 757-300 aircraft, and the acceleration of the six 737-800 aircraft are subject to several conditions, including the approval of Continental's board of directors on or before Feb. 28, 2005, and in the case of the 7E7 agreement, the negotiation of an engine supply arrangement for the 7E7 aircraft acceptable to Continental. The company expects to finalize its $500 million in annual wage and benefit cost reductions by Feb. 28, 2005, and believes it will receive approval from its board for the additional aircraft, provided that the company's business case for the aircraft includes a cost structure that will allow the aircraft to generate a positive return to Continental.

Continental Airlines is the world's sixth-largest airline with more than 3,000 daily departures throughout the Americas, Europe and Asia. Continental serves 151 domestic and 120 international destinations - more than any other airline in the world - and nearly 400 additional points are served via SkyTeam alliance airlines. With more than 41,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. In 2004, Continental has earned awards and critical acclaim for both its operation and its corporate culture. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years, and also ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

Continental Airlines becomes the first major U.S. airline to order Boeing's new 7E7 "Dreamliner" aircraft. The carrier said the highly efficient widebody aircraft will put it ahead of competitors when it deploys the 7E7 on international routes from its New York and Houston hubs starting in 2009.

Photo and caption is available with the release via PR newswire.

CAL04124